Exhibit 99.1
CACI Reports Results for Its Fiscal 2025 First Quarter and
Raises Fiscal Year Guidance
Revenues of $2.1 billion, up 11% YoY
Net income of $120.2 million and diluted EPS of $5.33, up 42% YoY
Adjusted net income of $133.6 million and adjusted diluted EPS of $5.93, up 36% YoY
EBITDA of $215.9 million and EBITDA margin of 10.5%, up 110 bps YoY
Contract awards of $3.3 billion and book-to-bill of 1.6x

RESTON, Va.--(BUSINESS WIRE)--CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government customers, announced results today for its fiscal first quarter ended September 30, 2024.
“In the first quarter, CACI delivered exceptional financial results across the board with revenue growth of 11%, healthy profitability and cash flow, and strong awards and backlog. In addition, we demonstrated our flexible and opportunistic approach to capital deployment by announcing two strategic acquisitions, Azure Summit Technology and Applied Insight,” said John Mengucci, CACI President and Chief Executive Officer. “Our continued momentum allows us to raise our fiscal year 2025 guidance. CACI is well positioned to continue driving long-term value for our customers and our shareholders.”
First Quarter Results

	Three Months Ended
(in millions, except earnings per share and DSO)	9/30/2024	9/30/2023	% Change
Revenues	$2,056.9	$1,850.1	11.2%
Income from operations	$179.8	$137.3	30.9%
Net income	$120.2	$86.0	39.7%
Adjusted net income, a non-GAAP measure[1]	$133.6	$99.7	34.0%
Diluted earnings per share	$5.33	$3.76	41.8%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$5.93	$4.36	36.0%
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$215.9	$174.2	23.9%
Net cash provided by operating activities excluding MARPA[1]	$60.9	$93.3	-34.7%
Free cash flow, a non-GAAP measure[1]	$49.4	$79.3	-37.7%
Days sales outstanding (DSO)[2]	47	49
(1)This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)The DSO calculations for three months ended September 30, 2024 and 2023 exclude the impact of the Company's Master Accounts Receivable Purchase Agreement (MARPA), which was 6 days and 5 days, respectively.
Revenues in the first quarter of fiscal year 2025 increased 11.2 percent year-over-year, driven by 9.9 percent organic growth. The increase in income from operations was driven by higher revenues and gross profit. Growth in diluted earnings per share and adjusted diluted earnings per share was driven by higher income from operations and a lower share count, partially offset by a higher tax provision. The decrease in cash from operations, excluding MARPA, was driven primarily by changes in working capital partially offset by higher earnings.

First Quarter Contract Awards
Contract awards in the first quarter totaled $3.3 billion, with nearly 75 percent for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:
•CACI was awarded a five-year task order valued at up to $805 million to provide engineering services and technology to the U.S. Navy NavalX under the Department of Defense Information Analysis Center’s (DoD IAC) multiple-award contract (MAC) vehicle.
•CACI was awarded a five-year task order valued at up to $314 million to provide engineering services and technology to the U.S. Navy Naval Undersea Warfare Center (NUWC) under the Department of Defense Information Analysis Center’s (DoD IAC) multiple-award contract (MAC) vehicle. Through the NUWC Engineering and Modernization Operations (NEMO) program, CACI will develop, deliver, and train sailors in the areas of integration support, logistics, project management, cyber capabilities, and analysis. These activities will allow the customer to engage in new fleet exercises and events, test new capabilities, and evaluate vulnerabilities that will ultimately reduce the risk of cyber intrusions.
•CACI was awarded a five-year task order valued at up to $273 million to continue providing intelligence expertise to the U.S. Central Command (USCENTCOM). Awarded through the U.S. Army Intelligence and Security Command (INSCOM), CACI’s leading intelligence analysts will assist in safeguarding U.S. forces from foreign adversarial threats and will continue to provide USCENTCOM with intelligence, security operations, all-source and identity intelligence, biometric-related analysis, and production supporting tasks ensuring decision makers have essential intelligence, surveillance, and reconnaissance (ISR) resources and actionable analysis.
•CACI was awarded a five-year task order valued at up to $226 million to provide expertise to the U.S. military.
Total backlog as of September 30, 2024 was $32.4 billion compared with $26.7 billion a year ago, an increase of 21.3 percent. Funded backlog as of September 30, 2024 was $4.3 billion compared with $4.2 billion a year ago, an increase of 2.4 percent.
Additional Highlights
•CACI won two Nunn-Perry Awards for excellence as part of the DoD Mentor Protégé Program. These recognitions mark the sixth and seventh consecutive Nunn-Perry awards the company has received since 2014. This prestigious honor recognizes CACI’s collaboration with EXPANSIA, a service-disabled, veteran-owned small business, and Mayvin, a woman-owned small business management consulting firm that provides a wide range of professional and technical services.
Subsequent to quarter end:
•CACI completed the acquisition of Applied Insight, a Northern Virginia-based portfolio company of Acacia Group, in an all-cash transaction. In alignment with CACI’s mission to deliver distinctive expertise and differentiated technology to meet its customers’ greatest national security challenges, Applied Insight delivers proven cloud migration, adoption, and transformation capabilities, coupled with intimate customer relationships across the Department of Defense (DoD) and Intelligence Communities (IC).
•Scott C. Morrison was elected by CACI shareholders to its Board of Directors, effective immediately. Morrison will serve as an independent director on the Board. Morrison joins CACI’s Board of Directors from his most recent role as executive vice president and chief financial officer of Ball Corporation, sustainable packaging solutions for beverage, food, and household products customers.
•Charles L. Szews was elected by CACI shareholders to its Board of Directors, effective immediately. Szews will serve as an independent director on the board. From 2012 to 2015, Szews served as chief executive officer (CEO) of Oshkosh Corporation, a designer, manufacturer, and marketer of specialty vehicles and vehicle bodies.

Fiscal Year 2025 Guidance
The table below summarizes our fiscal year 2025 guidance and represents our views as of October 23, 2024. Our guidance reflects increased organic growth and the inclusion of the Applied Insight acquisition, but does not include the pending Azure Summit Technology acquisition.

(in millions, except earnings per share)	Fiscal Year 2025
	Current Guidance	Prior Guidance
Revenues	$8,100 - $8,300	$7,900 - $8,100
Adjusted net income, a non-GAAP measure[1]	$515 - $535	$505 - $525
Adjusted diluted earnings per share, a non-GAAP measure[1]	$22.89 - $23.78	$22.44 - $23.33
Diluted weighted average shares	22.5	22.5
Free cash flow, a non-GAAP measure[2]	at least $435	at least $425
(1)Adjusted net income and adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)Free cash flow is defined as net cash provided by operating activities excluding MARPA, less payments for capital expenditures (capex). This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Fiscal year 2025 free cash flow guidance assumes approximately $55 million in tax payments related to Section 174 of the Tax Cuts and Jobs Act of 2017 and an approximately $40 million cash tax refund related to our method change enacted in fiscal year 2021. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
Conference Call Information
We have scheduled a conference call for 8:00 a.m. Eastern time Thursday, October 24, 2024 during which members of our senior management will be making a brief presentation focusing on first quarter results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI
At CACI International Inc (NYSE: CACI), our 24,000 talented and dynamic employees are ever vigilant in delivering distinctive expertise and technology to meet our customers’ greatest challenges in national security. We are a company of good character, relentless innovation, and long-standing excellence. Our culture drives our success and earns us recognition as a Fortune World's Most Admired Company. CACI is a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit us at www.caci.com.
There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

Corporate Communications and Media:	Investor Relations:
Lorraine Corcoran, Executive Vice President, Corporate Communications	George Price, Senior Vice President, Investor Relations
(703) 434-4165, lorraine.corcoran@caci.com	(703) 841-7818, george.price@caci.com

CACI International Inc
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	9/30/2024	9/30/2023	% Change
Revenues	$2,056,889	$1,850,147	11.2%
Costs of revenues:
Direct costs	1,414,424	1,272,918	11.1%
Indirect costs and selling expenses	427,946	404,633	5.8%
Depreciation and amortization	34,678	35,247	-1.6%
Total costs of revenues	1,877,048	1,712,798	9.6%
Income from operations	179,841	137,349	30.9%
Interest expense and other, net	23,970	25,571	-6.3%
Income before income taxes	155,871	111,778	39.4%
Income taxes	35,694	25,731	38.7%
Net income	$120,177	$86,047	39.7%

Basic earnings per share	$5.39	$3.80	41.8%
Diluted earnings per share	$5.33	$3.76	41.8%

Weighted average shares used in per share computations:
Weighted-average basic shares outstanding	22,304	22,647	-1.5%
Weighted-average diluted shares outstanding	22,539	22,894	-1.6%

CACI International Inc
Consolidated Balance Sheets (Unaudited)
(in thousands)

	9/30/2024	6/30/2024
ASSETS
Current assets:
Cash and cash equivalents	$440,706	$133,961
Accounts receivable, net	1,069,611	1,031,311
Prepaid expenses and other current assets	236,781	209,257
Total current assets	1,747,098	1,374,529

Goodwill	4,166,015	4,154,844
Intangible assets, net	457,087	474,354
Property, plant and equipment, net	191,379	195,443
Operating lease right-of-use assets	339,748	305,637
Supplemental retirement savings plan assets	101,909	99,339
Accounts receivable, long-term	14,130	13,311
Other long-term assets	165,697	178,644
Total assets	$7,183,063	$6,796,101

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$61,250	$61,250
Accounts payable	263,535	287,142
Accrued compensation and benefits	242,059	316,514
Other accrued expenses and current liabilities	434,254	413,354
Total current liabilities	1,001,098	1,078,260

Long-term debt, net of current portion	1,761,623	1,481,387
Supplemental retirement savings plan obligations, net of current portion	119,906	111,208
Deferred income taxes	156,933	169,808
Operating lease liabilities, noncurrent	380,480	325,046
Other long-term liabilities	111,417	112,185
Total liabilities	3,531,457	3,277,894

Total shareholders’ equity	3,651,606	3,518,207
Total liabilities and shareholders’ equity	$7,183,063	$6,796,101

CACI International Inc
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
	9/30/2024	9/30/2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$120,177	$86,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,678	35,247
Amortization of deferred financing costs	549	547
Stock-based compensation expense	15,391	10,024
Deferred income taxes	(7,086)	(7,812)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(35,770)	(111,159)
Prepaid expenses and other assets	(40,308)	(37,343)
Accounts payable and other accrued expenses	(10,561)	154,469
Accrued compensation and benefits	(75,614)	(90,511)
Income taxes payable and receivable	30,609	23,803
Operating lease liabilities and assets, net	(1,054)	(868)
Long-term liabilities	3,650	7,644
Net cash provided by operating activities	34,661	70,088

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(11,476)	(13,991)
Acquisitions of businesses	(251)	(347)
Other	—	1,974
Net cash used in investing activities	(11,727)	(12,364)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under bank credit facilities	1,289,000	732,500
Principal payments made under bank credit facilities	(1,009,313)	(640,156)
Proceeds from employee stock purchase plans	3,098	3,156
Repurchases of common stock	(3,242)	(140,364)
Payment of taxes for equity transactions	(187)	(697)
Net cash provided by (used in) financing activities	279,356	(45,561)
Effect of exchange rate changes on cash and cash equivalents	4,455	(2,393)
Net change in cash and cash equivalents	306,745	9,770
Cash and cash equivalents, beginning of period	133,961	115,776
Cash and cash equivalents, end of period	$440,706	$125,546

Revenues by Customer Group (Unaudited)

	Three Months Ended
(in thousands)	9/30/2024		9/30/2023		$ Change	% Change
Department of Defense	$1,534,533	74.6%	$1,352,306	73.1%	$182,227	13.5%
Federal Civilian agencies	439,371	21.4%	407,344	22.0%	32,027	7.9%
Commercial and other	82,985	4.0%	90,497	4.9%	(7,512)	-8.3%
Total	$2,056,889	100.0%	$1,850,147	100.0%	$206,742	11.2%
Revenues by Contract Type (Unaudited)

	Three Months Ended
(in thousands)	9/30/2024		9/30/2023		$ Change	% Change
Cost-plus-fee	$1,280,010	62.2%	$1,134,435	61.4%	$145,575	12.8%
Fixed-price	475,256	23.1%	502,077	27.1%	(26,821)	-5.3%
Time-and-materials	301,623	14.7%	213,635	11.5%	87,988	41.2%
Total	$2,056,889	100.0%	$1,850,147	100.0%	$206,742	11.2%
Revenues by Prime or Subcontractor (Unaudited)

	Three Months Ended
(in thousands)	9/30/2024		9/30/2023		$ Change	% Change
Prime contractor	$1,880,419	91.4%	$1,649,362	89.1%	$231,057	14.0%
Subcontractor	176,470	8.6%	200,785	10.9%	(24,315)	-12.1%
Total	$2,056,889	100.0%	$1,850,147	100.0%	$206,742	11.2%
Revenues by Expertise or Technology (Unaudited)

	Three Months Ended
(in thousands)	9/30/2024		9/30/2023		$ Change	% Change
Expertise	$988,265	48.0%	$878,094	47.5%	$110,171	12.5%
Technology	1,068,624	52.0%	972,053	52.5%	96,571	9.9%
Total	$2,056,889	100.0%	$1,850,147	100.0%	$206,742	11.2%
Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	9/30/2024	9/30/2023	$ Change	% Change
Contract Awards	$3,339,635	$3,069,243	$270,392	8.8%

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS (Unaudited)
Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended
	9/30/2024	9/30/2023	% Change
Net income, as reported	$120,177	$86,047	39.7%
Intangible amortization expense	18,007	18,366	-2.0%
Tax effect of intangible amortization[1]	(4,550)	(4,684)	-2.9%
Adjusted net income	$133,634	$99,729	34.0%

	Three Months Ended
	9/30/2024	9/30/2023	% Change
Diluted EPS, as reported	$5.33	$3.76	41.8%
Intangible amortization expense	0.80	0.80	0.0%
Tax effect of intangible amortization[1]	(0.20)	(0.20)	0.0%
Adjusted diluted EPS	$5.93	$4.36	36.0%

	FY25 Guidance Range
(in millions, except per share data)	Low End		High End
Net income, as reported	$452	---	$472
Intangible amortization expense	84	---	84
Tax effect of intangible amortization[1]	(21)	---	(21)
Adjusted net income	$515	---	$535

	FY25 Guidance Range
	Low End		High End
Diluted EPS, as reported	$20.09	---	$20.98
Intangible amortization expense	3.73	---	3.73
Tax effect of intangible amortization[1]	(0.93)	---	(0.93)
Adjusted diluted EPS	$22.89	---	$23.78

(1)Calculation uses an assumed full year statutory tax rate of 25.3% and 25.5% on non-GAAP tax deductible adjustments for September 30, 2024 and 2023, respectively.
Note: Numbers may not sum due to rounding.

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)
The Company views EBITDA and EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define EBITDA as GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense (including depreciation within direct costs). We consider EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, which we do not believe are indicative of our operating performance. EBITDA margin is EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended
(in thousands)	9/30/2024	9/30/2023	% Change
Net income	$120,177	$86,047	39.7%
Plus:
Income taxes	35,694	25,731	38.7%
Interest income and expense, net	23,970	25,571	(6.3)%
Depreciation and amortization expense, including amounts within direct costs	36,050	36,889	(2.3)%
EBITDA	$215,891	$174,238	23.9%

	Three Months Ended
(in thousands)	9/30/2024	9/30/2023	% Change
Revenues, as reported	$2,056,889	$1,850,147	11.2%
EBITDA	215,891	174,238	23.9%
EBITDA margin	10.5%	9.4%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow (Unaudited)
The Company defines Net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $250.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe these measures allow investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended
(in thousands)	9/30/2024	9/30/2023
Net cash provided by operating activities	$34,661	$70,088
Cash used in (provided by) MARPA	26,210	23,167
Net cash provided by operating activities excluding MARPA	60,871	93,255
Capital expenditures	(11,476)	(13,991)
Free cash flow	$49,395	$79,264

(in millions)	FY25 Guidance
	Current	Prior
Net cash provided by operating activities	$515	$505
Cash used in (provided by) MARPA	—	—
Net cash provided by operating activities excluding MARPA	515	505
Capital expenditures	(80)	(80)
Free cash flow	$435	$425